Exhibit 10.31

SECOND AMENDMENT TO
LETTER OF CREDIT AGREEMENT

        This SECOND AMENDMENT TO LETTER OF CREDIT AGREEMENT (this “Amendment”)  is made as of the 4th day of December, 2002, by and among PMA CAPITAL CORPORATION, a Pennsylvania corporation (the “Applicant”), each Co-Applicant a party hereto, FLEET NATIONAL BANK, as a “Bank” under the Credit Agreement (as defined herein), and FLEET NATIONAL BANK, as agent for itself and any other Banks (in such capacity, together with its successors and assigns in such capacity, the “Agent”), and as issuing bank (in such capacity, together as with its successors and assigns in such capacity, the “Issuing Bank”) for the Letters of Credit (as defined in the Credit Agreement).

        WHEREAS, the Applicant, the Co-Applicants, the Banks, the Agent, and the Issuing Bank are parties to a certain Letter of Credit Agreement dated as of December 4, 2001, as amended by that certain First Amendment to Letter of Credit Agreement dated as of June 1, 2002 (as further amended and in effect from time to time, the “Credit Agreement”);

        WHEREAS, at the request of the Applicant and the Co-Applicants, the other parties to the Credit Agreement have agreed to amend certain provisions of the Credit Agreement as more particularly described below;

        NOW, THEREFORE, in consideration of the foregoing, the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

        §1.  Definitions.  All undefined capitalized terms used herein shall have the meanings ascribed to them in the Credit Agreement.

        §2. Amendments to Credit Agreement. The Credit Agreement is hereby amended as follows:

        (a) The following definitions contained in Section 1.1 of the Credit Agreement are hereby deleted in their entirety and replaced with the following:

        “Cash Coverage Ratio” means as of the last day of any period of four consecutive fiscal quarters (the “Measurement Period”), the ratio of:

        (i) the aggregate of (y) the Available Dividend Amount for the Measurement Period for the Insurance Subsidiaries, other than each Insurance Subsidiary that is a Subsidiary of another Insurance Subsidiary plus (z) the Net Tax Sharing Payments (whether a positive or negative number) for the Measurement Period, to

        (ii) the aggregate of (x) Interest Expense incurred during the Measurement Period, plus (y) Restricted Payments (other than as permitted under Section 7.5(i)) during the Measurement Period, plus (z) the aggregate of all operating costs and expenses of the Applicant, including rent, utilities and payroll expenses paid by the Applicant during the Measurement Period.

        “Contingent Obligation” means, as to any Person (without duplication), any direct or indirect liability of that Person, whether or not contingent, with or without recourse, (a) with respect to any Indebtedness, lease, dividend, letter of credit excluding any letter of credit issued hereunder or other obligation (the “primary obligations”) of another Person (the “primary obligor”), including (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a “Guaranty Obligation”); (b) with respect to any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; or (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered, or (d) in respect of any Swap Contract; provided, however, that, with respect to the Applicant and its Subsidiaries, the terms Contingent Obligation and Guaranty Obligation shall not include (w) guarantees or agreements issued by the Applicant to Insurance Regulatory Authorities pursuant to which the Applicant agrees to maintain the statutory surplus of PMAIC and MAIC in an amount (in each case) not to exceed $7,500,000, (x) guarantees or agreements issued by the Applicant to PMAIC pursuant to which the Applicant agrees to maintain the statutory surplus of PMA Cayman in an amount not to exceed $15,000,000, (y) endorsements for collection or deposit in the ordinary course of business or (z) obligations entered into by an Insurance Subsidiary in the ordinary course of its business under insurance policies or contracts issued by it or to which it is a party, including reinsurance agreements (and security posted by any such Insurance Subsidiary in the ordinary course of its business to secure obligations thereunder so long as such security consists of letters of credit hereunder or any collateral pursuant to Regulation 114 Trusts.)

        “Indebtedness” of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms); (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property);

(f) all obligations with respect to capital leases or Synthetic Lease Obligations; (g) all obligations with respect to Swap Contracts; (h) all obligations with respect to (x) any loans made to any executives of the Applicant or any its Subsidiaries that are guaranteed by the Applicant and (y) any obligations with respect to repurchase or redemption of shares by the Applicant; (i) all indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (j) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above.

        “Revolving Credit Agreement” shall mean that certain Credit Agreement, dated as of September 20, 2002, as amended, among the Applicant, the several financial institutions from time to time party to the Agreement, Fleet National Bank, as syndication agent, Credit Lyonnais New York Branch, as documentation agent, and Bank of America, N.A. as administrative agent for the lenders.

        “Surety Instruments” means all letters of credit (including standby and commercial but excluding letters of credit in connection with any reinsurance or insurance arrangement issued hereunder), banker’s acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

        “Swap Contract” means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other, similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.

        “Synthetic Lease Obligations” means all monetary obligations of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations which do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the Indebtedness of such Person (without regard to accounting treatment).

        “Termination Date” means December 4, 2003, or such earlier date on which the Commitment is terminated.

        (b) A new definition of "Restricted Payments" shall be added to Section 1.1 of the Credit Agreement as follows:

        “Restricted Payments” has the meaning specified in Section 7.5.

        (c) Section 5.3(a) of the Credit Agreement is hereby deleted in its entirety and replaced with the following

               (a) Concurrently with each delivery of the financial statements described in Sections 5.1 and 5.2, a Compliance Certificate in the form of Exhibit E-1 (in the case of the financial statements described in Section 5.1) or Exhibit E-2 (in the case of the financial statements described in Section 5.2) with respect to the period covered by the financial statements then being delivered, executed by the chief financial officer of the Applicant (or a vice president of the Applicant having significant responsibility for financial matters), together, in the case of the financial statements described in Section 5.1, with a Covenant Compliance Worksheet reflecting the computation of the financial covenants set forth in Sections 6.1, 6.2 and 6.5 as of the last day of the period covered by such financial statements, and in the case of the financial statements described in Section 5.2, with a Covenant Compliance Worksheet reflecting the computation of the financial covenants set forth in Sections 6.3 and 6.4 as of the last day of the period covered by such financial statements;

        (d) The number “2.75” contained in the first line of Section 6.2 of the Credit Agreement is hereby deleted and replaced with the number “1.75".

        (e) The number “$450,000,000” contained in the second line of Section 6.3 of the Credit Agreement is hereby deleted and replaced with the number “$500,000,000".

        (f) Section 6.4 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

                     6.4. Risk Based Capital.

                     The Applicant will not permit “total adjusted capital”(within the meaning of the Risk-Based Capital for Insurers Model Act as promulgated by the NAIC as of the date hereof (the “Model Act”)) of any Material Insurance Subsidiary domiciled in the U.S. to be less than one hundred fifty percent (150%) as of the last day of any fiscal quarter, beginning with the fiscal quarter ending December 31, 2002, of the applicable “Company Action Level RBC”(within the meaning of the Model Act) (it being understood that any calculation, other than at a fiscal year end, shall be based upon estimates).

        (g) The following new Section 6.5 is hereby added to the Credit Agreement:

                     6.5. Ratio of Reinsurance Recoverables to Stockholders' Equity.

                     The Applicant will not permit the ratio for it and its Subsidiaries on a consolidated basis of (a) Reinsurance Recoverables to (b) Stockholders’Equity, as such terms are defined in accordance with Generally Accepted Accounting Principles, at any time to exceed 3.0 to 1.0.

        (h) Section 7.1(ii) is hereby deleted in its entirety and replaced with the following:

                     (ii) the Applicant and its Subsidiaries may (x) sell, or otherwise dispose of, the capital stock or all or any portion of the assets, business or properties of a Subsidiary that is not a Material Subsidiary, (y) liquidate, windup or dissolve any Subsidiary that is not a Material Subsidiary, and (z) sell, or otherwise dispose of, any asset or group of assets constituting less than (calculated net of liabilities transferred in connection therewith) (A) in any single transaction or series of related transactions, ten percent (10%) of Consolidated Statutory Surplus as of the last day of the fiscal quarter ending on or immediately prior to the date of such sale, and (B) during any fiscal year, in the aggregate with all such other sales pursuant to this clause (ii)(z), thirty percent (30%) of Consolidated Statutory Surplus as of the end of the immediately preceding fiscal year.

        (i) Section 7.2 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

                     7.2. Indebtedness.

                     The Applicant will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist, any Indebtedness (excluding the Obligations) other than:

                             (i) Indebtedness under any Debt Agreement;

                             (ii) Indebtedness of any Wholly Owned Subsidiary of the Applicant to the Applicant or to another Wholly Owned Subsidiary and of the Applicant to any Wholly Owned Subsidiary;

                             (iii) Indebtedness of up to $4,000,000 relating to guarantees of officer loans under the Applicant's 1998 Financial Support Program;

                             (iv) Indebtedness not greater than $9,200,000 relating to guarantees of obligations of Walnut Towers Associates in existence on the date hereof or incurred prior to December 31, 2002;

                             (v) Indebtedness (other than Indebtedness specified in clauses (i) through (iv) above but including Obligations then outstanding) in the aggregate principal amount not exceeding $200,000,000 at any time outstanding, which Indebtedness, other than the Obligations, shall not have any maturity, or be subject to any redemption or prepayment, other than through a conversion of a convertible security into shares of common stock, prior to a date one year after the Stated Maturity Date and provided, that within that time frame the Borrower shall not make any optional redemptions or prepayments of such Indebtedness (other than the Obligations), other than through a conversion of convertible security into shares of common stock.

        (j) Section 7.5(a) of the Credit Agreement is hereby amended by adding the phrase “and except through a conversion of a convertible security into shares of common stock”to the end of the last sentence thereof and by adding a new subsection (iii) as follows:

                     (iii) The Applicant may make payments and distributions otherwise prohibited under this Section 7.5in amounts not in excess of $20,000,000 in any fiscal year.

        (k) Schedule 1.1 to the Credit Agreement is hereby deleted in its entirety and replaced with Schedule 1.1 attached hereto.

        (l) Schedule 4.4 to the Credit Agreement is hereby deleted in its entirety and replaced with Schedule 4.4 attached hereto.

        (m) Schedule 4.7 to the Credit Agreement is hereby deleted in its entirety and replaced with Schedule 4.7 attached hereto.

        (n) Schedule 4.18 to the Credit Agreement is hereby deleted in its entirety and replaced with Schedule 4.18 attached hereto.

        (o) Schedule 7.2 to the Credit Agreement is hereby deleted in its entirety.

        (p) Schedule 7.3 to the Credit Agreement is hereby deleted in its entirety and replaced with Schedule 7.3 attached hereto.

        §3. Ratification, etc.  The Applicant and the Co-Applicants hereby ratify and confirm all of their obligations, covenants, and agreements set forth in the Credit Agreement and the other Credit Documents. The Applicant and the Co-Applicants hereby confirm and agree that all representations and warranties of the Applicant and the Co-Applicants contained in the Credit Agreement are true and correct in all material respects as of the date hereof (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct in all material respects as of such date). All references to the Credit Agreement in any of the Credit Documents shall refer to the Credit Agreement as it has been modified by this Amendment.

        §4. Governing Law. This Amendment shall for all purposes be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts.

        §5. Headings. The captions in this Amendment are for convenience of reference only and shall not define or limit the provisions hereof.

        §6.  Counterparts.  This Amendment and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Amendment it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

        §7.  Severability.  The provisions of this Amendment are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Amendment in any jurisdiction.

        §8.  Integration.  This Amendment, together with the Credit Documents, embodies the entire agreement and understanding among the Credit Parties, the Agent, the Issuing Bank and the Banks with respect to the subject matter thereof and supersedes all prior agreements and understandings among the Credit Parties, the Agent, the Issuing Bank and the Banks with respect to the subject matter thereof.

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        IN WITNESS WHEREOF, the undersigned have duly executed this Amendment as a sealed instrument as of the date first set forth above.

PMA CAPITAL CORPORATION

By:	/s/ William E. Hitselberger

Name:	William E. Hitselberger
Title:	Senior Vice President

PMA CAPITAL INSURANCE COMPANY

By:	/s/ William E. Hitselberger

Name:	William E. Hitselberger

Title:	Vice President

PENNSYLVANIA MANUFACTURERS' ASSOCIATION INSURANCE COMPANY

By:	/s/ William E. Hitselberger

Name:	William E. Hitselberger

Title:	Senior Vice President

HIGH MOUNTAIN REINSURANCE, LTD.

By:	/s/ William E. Hitselberger

Name:	William E. Hitselberger

Title:	Vice President

FLEET NATIONAL BANK, Individually and as Agent and Issuing Bank

By:	/s/ Lawrence Davis

Name:	Lawrence Davis

Title:	Portfolio Manager